Execution Copy

PLEDGE AGREEMENT

DATED FEBRUARY 12, 2013

between

VGR HOLDING LLC

and

U.S. BANK NATIONAL ASSOCIATION

as Collateral Agent

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	8.1	Events of Default	13
	8.2	General	13
	8.3	Dividend and voting rights	14
	8.4	Collateral Agent’s rights upon default	15
	8.5	No Marshaling	16

9.	APPLICATION OF PROCEEDS		16

10.	EXPENSES AND INDEMNITY		16

11.	EVIDENCE AND CALCULATIONS		17

12.	CHANGES TO THE PARTIES		18

	12.1	Pledgor	18
	12.2	Collateral Agent	18
	12.3	Successors and assigns	18

13.	MISCELLANEOUS		18

	13.1	Amendments and waivers	18
	13.2	Waivers and remedies cumulative	18
	13.3	Counterparts	18

14.	SEVERABILITY		18

15.	RELEASE		19

16.	NOTICES		19

	16.1	Notices	19
	16.2	Contact Details	19
	16.3	Effectiveness	19

17.	GOVERNING LAW		20

18.	ENFORCEMENT		20

	18.1	Jurisdiction	20
	18.2	Service of process	21
	18.3	Complete agreement	21
	18.4	Waiver of Jury Trial	21

SCHEDULE 1: Pledged Equity Interests

SIGNATORIES

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THIS AGREEMENT (this Agreement) is dated February 12, 2013

BETWEEN:

1.           VGR HOLDING LLC, a Delaware limited liability company, as pledgor (the Pledgor); and

2.           U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Noteholders under the Indenture described below (in this capacity, the Collateral Agent).

BACKGROUND:

The Pledgor enters into this Agreement in connection with the Indenture dated February 12, 2013 (the Indenture) by and among Vector Group Ltd. (Vector Group), the Guarantors party thereto and U.S. Bank National Association, as the trustee (the Trustee) under the Indenture. Pursuant to the Indenture, Vector Group is issuing Notes and Pledgor is guaranteeing the Notes as provided in the Indenture. Pledgor now wishes to secure its obligations under the Indenture by entering into this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Event of Default means an event specified as such in Clause 8.1 (Events of Default).

Finance Documents means the Indenture, all Notes issued from time to time under the Indenture, the Purchase Agreement, the Registration Rights Agreement, this Agreement and all other pledges, security agreements, control agreements and all other agreements and documents entered into the connection with the transactions contemplated by the Indenture.

Guarantors means the Pledgor and the other guarantors under the Indenture.

Issuer means each of Liggett Group and Vector Tobacco.

Lien means any security interest, lien, mortgage, pledge, encumbrance, charge, assignment, hypothecation, adverse claim, claim, or restriction on assignment, transfer or pledge or any other arrangement having the effect of conferring security.

Liggett Group means Liggett Group LLC, a Delaware limited liability company.

Note means any note issued from time to time under the Indenture, including any exchange note.

Noteholder means any person which from time to time is the holder of a Note.

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Obligors means Vector Group, the Pledgor and the other Guarantors.

Person means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government or any department or agency thereof or any entity similar to any of the foregoing.

Pledged Collateral means:

(a)	the Pledged Equity Interests;

(b)	all additional shares, securities, and interests in either Issuer, and all warrants, rights, and options to purchase or receive shares, securities, or interests in either Issuer, in which the Pledgor at any time has or obtains any interest; and

(c)	all dividends, interest, revenues, income, distributions, and proceeds of any kind, whether cash, instruments, securities, or other property, received by or distributable to the Pledgor in respect of, or in exchange for, the Pledged Equity Interests or any other Pledged Collateral.

Pledged Equity Interests means all equity interests in the Issuers, which equity interests are described in Schedule I (Pledged Equity Interests) to this Agreement.

Secured Liabilities means each liability and obligation specified in Clause 2 (Secured Liabilities).

Security means any security interest created by this Agreement.

Security Period means the period beginning on the date of this Agreement and ending on the date on which all the Secured Liabilities have been indefeasibly, unconditionally and irrevocably paid and discharged in full. The Security Period will be extended to take into account any extension or reinstatement of this Agreement under Clause 3.2(b) (General). Furthermore, if the Noteholders holding a majority in aggregate principal amount of the then outstanding Notes consider that an amount paid to the Collateral Agent or a Noteholder under a Finance Document is capable of being avoided or otherwise set aside on the bankruptcy, liquidation, insolvency or administration of the payer or otherwise then that amount will not be considered to have been irrevocably paid for the purposes of this Agreement.

UCC means the Uniform Commercial Code as in effect from time to time in the State of New York.

Vector Tobacco means Vector Tobacco Inc., a Virginia corporation.

1.2	Construction

(a)	Any term defined in the UCC and not defined in this Agreement has the meaning given to that term in the UCC.

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(b)	Any term defined in the Indenture and not defined in this Agreement or the UCC has the meaning given to that term in the Indenture.

(c)	No reference to proceeds in this Agreement authorizes any sale, transfer or other disposition of Collateral by the Pledgor.

(d)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	Clause, a Subclause or a Schedule is a reference to a Clause or Subclause of, or a Schedule to, this Agreement;

(iii)	a law is a reference to that law as amended or re-enacted and to any successor law;

(iv)	an agreement is a reference to that agreement as amended;

(v)	fraudulent transfer law means any applicable U.S. Bankruptcy Law or state fraudulent transfer or conveyance statute, and the related case law;

(vi)	law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, regulation, policy, writ, judgment, injunction or request of any court or other governmental, inter-governmental or supranational body, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), whether or not having the force of law; and

(e)	In this Agreement:

(i)	includes and including are not limiting;

(ii)	or is not exclusive; and

(iii)	the headings are for convenience only, do not constitute part of this Agreement and are not to be used in construing it.

2.	SECURED LIABILITIES

2.1	Secured Liabilities

Each obligation and liability whether:

(a)	present or future, actual, contingent or unliquidated; or

(b)	owed jointly or severally (or in any other capacity whatsoever),

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of the Pledgor to any Noteholder under or in connection with each Finance Document is a Secured Liability.

2.2	Specification of Secured Liabilities

The Secured Liabilities include any liability or obligation for:

(a)	repayment of the principal of any Note;

(b)	payment of interest and any other amount payable under the Finance Documents;

(c)	payment and performance of all other obligations and liabilities of any Obligor under the Finance Documents;

(d)	payment of any amount owed under any amendment, modification, renewal, extension or novation of any of the above obligations; and

(e)	payment of an amount which arises after a petition is filed by, or against, any Obligor under the US Bankruptcy Code of 1978 even if the obligations do not accrue because of the automatic stay under Section 362 of the US Bankruptcy Code of 1978 or otherwise.

3.	CREATION OF PLEDGE AND SECURITY

3.1	Security interest

As security for the prompt and complete payment and performance of the Secured Liabilities when due (whether due because of stated maturity, acceleration, mandatory prepayment, or otherwise) and to induce the Noteholders to purchase the Notes, the Pledgor pledges to the Collateral Agent for the benefit of the Noteholders, and grants to the Collateral Agent for the benefit of the Noteholders a continuing security interest in, the Pledged Collateral.

3.2	General

(a)	All the Security created under this Agreement:

(i)	is continuing security for the irrevocable and indefeasible payment in full of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part;

(ii)	is in addition to, and not in any way prejudiced by, any other security now or subsequently held by the Collateral Agent.

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(b)	If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of any Obligor or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, any Obligor or any of their respective properties), any payment received by the Collateral Agent or any Noteholder in respect of the Secured Liabilities is rescinded or avoided or must otherwise be restored or returned by the Collateral Agent or any Noteholder, that payment will not be considered to have been made for purposes of this Agreement, and this Agreement will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

(c)	This Agreement is enforceable against the Pledgor to the maximum extent permitted by the fraudulent transfer laws.

4.	PERFECTION ANd FURTHER ASSURANCES

4.1	General perfection

The Pledgor must take, at its own expense, promptly, and in any event within any applicable time limit:

(a)	whatever action is necessary or reasonably desirable; and

(b)	any action which the Collateral Agent may reasonably require,

to ensure that this Security is as of the date of this Agreement, and will continue to be until the end of the Security Period, a validly created, attached, enforceable and perfected first priority continuing security interest in the Pledged Collateral, in all relevant jurisdictions, securing payment and performance of the Secured Liabilities.

This includes the giving of any notice, order or direction, the making of any filing or registration, the passing of any resolution and the execution and delivery of any documents or agreements which the Collateral Agent may require.

4.2	Delivery of certificates

(a)	The Pledgor represents and warrants that it has delivered to the Collateral Agent (or as directed by the Collateral Agent) in the State of New York all original certificates and instruments evidencing or representing the Pledged Equity Interests existing on the date of this Agreement.

(b)	The Pledgor must deliver to the Collateral Agent (or as directed by the Collateral Agent) in the State of New York, promptly upon receipt, all original certificates and instruments evidencing or representing any Pledged Collateral arising or acquired by the Pledgor after the date of this Agreement.

(c)	All Pledged Collateral delivered under this Agreement will be either:

(i)	duly endorsed and in suitable form for transfer by delivery; or

(ii)	accompanied by undated instruments of transfer endorsed in blank, as directed by the Collateral Agent, and in form and substance reasonably satisfactory to the Collateral Agent.

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(d)	Until the end of the Security Period, the Collateral Agent will hold (directly or through an agent) all certificates, instruments, and stock powers delivered to it.

(e)	At any time and from time to time, the Collateral Agent will have the right to exchange certificates or instruments evidencing or representing Pledged Collateral for certificates or instruments of smaller or larger denominations.

4.3	Filing of financing statements

(a)	The Pledgor authorizes the Collateral Agent to prepare and file, at the Pledgor’s expense:

(i)	financing statements describing the Pledged Collateral;

(ii)	continuation statements; and

(iii)	any amendment in respect of those statements.

(b)	Promptly after filing an initial financing statement in respect of the Pledged Collateral, the Pledgor must provide the Collateral Agent with an official report from the Secretary of State of the State of Delaware indicating that the Collateral Agent’s security interest in the Pledged Collateral is prior to all other security interests or other interests reflected in the report.

4.4	Communication with Issuers

The Pledgor authorizes the Collateral Agent at any time and from time to time to communicate with the Issuers with regard to any matter relating to any Pledged Collateral.

4.5	Further assurances

(a)	The Pledgor must take, at its own expense, promptly, and in any event within any applicable time limit, whatever action may reasonably be required under the Indenture or this Agreement for:

(i)	creating, attaching, perfecting and protecting, and maintaining the priority of, any security interest intended to be created by this Agreement;

(ii)	facilitating the enforcement of this Security or the exercise of any right, power or discretion exercisable by the Collateral Agent or any of its delegates or sub-delegates in respect of any of the Pledged Collateral;

(iii)	obtaining possession and control of any Pledged Collateral; and

(iv)	facilitating the assignment or transfer of any rights and/or obligations of the Collateral Agent or any Noteholder under this Agreement.

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This includes the execution and delivery of any transfer, assignment or other agreement or document, whether to the Collateral Agent or its nominee, which the Collateral Agent may require.

(b)	The Pledgor irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as the Pledgor’s true and lawful attorney-in-fact, in the Pledgor’s name or in the Collateral Agent’s name or otherwise, and at the Pledgor’s expense, to take any of the actions referred to in paragraph (a) above without notice to or the consent of the Pledgor. This power of attorney is a power coupled with an interest and cannot be revoked. The Pledgor ratifies and confirms all actions taken by the Collateral Agent or its agents under this power of attorney.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and warranties

The representations and warranties set out in this Clause are made by the Pledgor to the Collateral Agent and each Noteholder.

5.2	The Pledgor

(a)	It is organized under the laws of the State of Delaware.

(b)	Its exact legal name, as it appears in the public records of its jurisdiction of incorporation or organization, is VGR Holding LLC. It has not changed its name, whether by amendment of its organizational documents, reorganization, merger or otherwise, since its date of formation, December 7, 2005.

(c)	Its organizational identification number, as issued by its jurisdiction of organization is 3097262.

(d)	It keeps at its address indicated in Clause 17 (Notices) its corporate records and all records, documents and instruments constituting, relating to or evidencing Pledged Collateral, except for the Pledged Collateral delivered to the Collateral Agent in compliance with Clause 4.2 (Delivery of certificates).

5.3	The Pledged Collateral

(a)	Liggett Group keeps at its address at 100 Maple Lane, Mebane, North Carolina 27302 and Vector Tobacco keeps at its address at 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560 its corporate records, stock ledger and all records, documents and instruments relating to or evidencing the Pledged Collateral.

(b)	The Pledged Equity Interests have been duly authorized and are validly issued, fully-paid and non-assessable.

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(c)	The Pledged Equity Interests constitute all of the issued and outstanding equity or ownership interests in the Issuers, and there are no other equity or ownership interests in the Issuers, options or rights to acquire or subscribe for any such interests, or securities or instruments convertible into or exchangeable or exercisable for any such interests.

(d)	The Pledged Equity Interests are “securities” under Article 8 of the UCC and are represented by certificates, all of which have been delivered to the Collateral Agent.

(e)	Except as permitted under the Indenture:

(i)	it is the sole legal and beneficial owner of, and has the power to transfer and grant a security interest in the Pledged Equity Interests and all other Pledged Collateral now in existence;

(ii)	none of the Pledged Collateral is subject to any Lien other than the Collateral Agent’s security interest;

(iii)	it has not agreed or committed to sell, assign, pledge, transfer, license, lease or encumber any of the Pledged Collateral, or granted any option, warrant, or right with respect to any of the Pledged Collateral; and

(iv)	no effective mortgage, deed of trust, financing statement, security agreement or other instrument similar in effect is on file or of record with respect to any Pledged Collateral, except for those that create, perfect or evidence the Collateral Agent’s security interest.

(f)	No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, involving or affecting the Pledged Collateral, and none of the Pledged Collateral is subject to any order, writ, injunction, execution or attachment.

(g)	None of the Pledged Collateral constitutes “margin stock” within the meaning of Regulation U or X issued by the Board of Governors of the United States Federal Reserve System.

5.4	No liability

(a)	Its rights, interests, liabilities and obligations under contractual obligations that constitute part of the Pledged Collateral are not affected by this Agreement or the exercise by the Collateral Agent of its rights under this Agreement;

(b)	neither the Collateral Agent nor any Noteholder, unless it expressly agrees in writing, will have any liabilities or obligations under any contractual obligation that constitutes part of the Pledged Collateral as a result of this Agreement, the exercise by the Collateral Agent of its rights under this Agreement or otherwise; and

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(c)	neither the Collateral Agent nor any Noteholder has or will have any obligation to collect upon or enforce any contractual obligation or claim that constitutes part of the Pledged Collateral, or to take any other action with respect to the Pledged Collateral.

5.5	Consideration and solvency

(a)	Terms used in this Subclause have the meanings given to them in, and must be construed in accordance with, the fraudulent transfer laws.

(b)	It will receive valuable direct and indirect benefits as a result of the transactions financed by the issuance of the Notes and these benefits constitute “reasonably equivalent value” and “fair consideration” as those terms are used in the fraudulent transfer laws.

(c)	To the best of its knowledge, the Collateral Agent and the Noteholders have acted in good faith in connection with the transactions contemplated by this Agreement.

(d)	The sum of its debts (including its obligations under this Agreement) is less than the value of its property (calculated at the lesser of fair valuation and present fair saleable value).

(e)	Its capital is not unreasonably small to conduct its business as currently conducted or as proposed to be conducted.

(f)	It has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay as they mature.

(g)	It has not made a transfer or incurred an obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

5.6	Times for making representations and warranties

(a)	The representations and warranties set out in this Agreement (including in this Clause) are made on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, all representations and warranties under this Agreement are deemed to be repeated by the Pledgor on the date of each issuance of Notes with reference to the facts and circumstances then existing.

(c)	When representations and warranties are repeated, they are applied to the circumstances existing at the time of repetition.

(d)	The representations and warranties of the Pledgor contained in this Agreement or made by the Pledgor in any certificate, notice or report delivered under this Agreement will survive each issuance of Notes and any transfer or assignment of any Note.

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6.	UNDERTAKINGS

6.1	Undertakings

The Pledgor agrees to be bound by the covenants set out in this Clause.

6.2	The Pledgor

(a)	The Pledgor must preserve its corporate existence and except as permitted by the Indenture will not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets.

(b)	The Pledgor must not change the jurisdiction of its organization without providing the Collateral Agent with at least 30 days’ prior written notice.

(c)	The Pledgor must not change its name without providing the Collateral Agent with at least 30 days’ prior written notice.

(d)	The Pledgor must keep at its address indicated in Clause 17 (Notices) its corporate records and all records, documents and instruments constituting, relating to or evidencing Pledged Collateral, except for the Pledged Collateral delivered to the Collateral Agent in compliance with Clause 4.2 (Delivery of certificates).

(e)	The Pledgor permits the Collateral Agent and its agents and representatives, during normal business hours and upon reasonable notice, to inspect the Pledged Collateral, to examine and make copies of and abstracts from the records referred to in paragraph (d) above, and to discuss matters relating to the Pledged Collateral directly with the Pledgor’s officers and employees.

(f)	At the Collateral Agent’s request, the Pledgor must provide the Collateral Agent with any information concerning the Collateral that the Collateral Agent may reasonably request.

6.3	The Pledged Collateral

(a)	The Pledgor will cause the Issuers to keep and maintain, at their respective addresses indicated in Clause 5.3(a) (The Pledged Collateral) their respective corporate records and all records, documents and instruments constituting, relating to, or evidencing Pledged Collateral. The Pledgor agrees to cause the Issuers to permit the Collateral Agent and its agents and representatives during normal business hours and upon reasonable notice, to examine and make copies of and abstracts from the records and stock ledgers and to discuss matters relating to the Issuers and its records directly with the Issuers’ officers and employees.

(b)	Except as expressly permitted by the Indenture or this Agreement, the Pledgor:

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(i)	must maintain sole legal and beneficial ownership of the Pledged Collateral;

(ii)	must not permit any Pledged Collateral to be subject to any Lien other than the Collateral Agent’s security interest and must at all times warrant and defend the Collateral Agent’s security interest in the Pledged Collateral against all other Liens and claimants;

(iii)	must not sell, assign, transfer, pledge, license, lease or encumber, or grant any option, warrant, or right with respect to, any of the Pledged Collateral, or agree or contract to do any of the foregoing;

(iv)	must not waive, amend or terminate, in whole or in part, any accessory or ancillary right or other right in respect of any Pledged Collateral; and

(v)	must not take any action which would result in a reduction in the value of any Pledged Collateral.

(c)	The Pledgor must pay when due (and in any case before any penalties are assessed or any Lien is imposed on any Pledged Collateral) all taxes, assessments and charges imposed on or in respect of Pledged Collateral and all claims against the Pledged Collateral.

(d)	In any suit, legal action, arbitration or other proceeding involving the Pledged Collateral or the Collateral Agent’s security interest, the Pledgor must take all lawful action to avoid impairment of the Collateral Agent’s security interest or the Collateral Agent’s rights under this Agreement or the imposition of a Lien (other than Permitted Liens (as defined in the Indenture)) on any of the Pledged Collateral.

(e)	The Pledgor will not permit either Issuer to cancel or change the terms of the Pledged Equity Interests, or authorize, create or issue any additional shares of capital stock or ownership interests in either Issuer; provided that the Pledgor may convert Vector Tobacco from a corporation to a limited liability company so long as (1) the Issuer gives the Collateral Agent at least 30 days prior written notice of such conversion, (2) the resulting limited liability company is formed under the laws of a State in the United States, (3) the limited liability company or operating agreement of the resulting limited liability company expressly provides that all equity interests in such resulting limited liability company are “securities” under Article 8 of the UCC and are represented by certificates, (4) contemporaneously with such conversion the Issuer delivers to the Collateral Agent in New York certificates representing all membership or other equity or ownership interests in the converted entity, together with stock powers or the equivalent executed by the Issuer in blank and in form and substance satisfactory to the Collateral Agent, (5) the Issuer agrees, in documentation satisfactory to the Collateral Agent, that such equity interests are subject to the Collateral Agent’s security interest and to the terms of this Agreement, (6) an appropriate financing statement or amendment to the existing financing statement is promptly filed in the appropriate office or offices, so as to perfect and/or continue to perfect the Collateral Agent’s security interest and (7) the Issuer must have delivered to the Collateral Agent a legal opinion, from outside counsel satisfactory to the Collateral Agent and in form and substance satisfactory to the Collateral Agent, that the Collateral Agent has a perfected first-priority security interest in such new equity interests. The Pledgor will ensure that at all times the operating agreement of Liggett Group provides that all equity interests in Liggett Group are “securities” under Article 8 of the UCC and are represented by certificates. The Pledgor will not effect or permit any change of control of either Issuer.

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(f)	The Pledgor will take no action, and will not permit either Issuer to take any action, that could cause any of the Pledged Collateral to constitute “margin stock” within the meaning of Regulation U or X issued by the Board of Governors of the United States Federal Reserve System.

6.4	Notices

(a)	The Pledgor must give the Collateral Agent prompt notice of the occurrence of any of the following events:

(i)	any pending or threatened claim, suit, legal action, arbitration or other proceeding involving or affecting the Pledgor, either Issuer or any Pledged Collateral which could reasonably be expected to impair the Collateral Agent’s security interest or, the Collateral Agent’s rights under this Agreement or result in the imposition of a Lien (other than a Permitted Lien (as defined in the Indenture)) on any Pledged Collateral; or

(ii)	any representation or warranty contained in this Agreement is or becomes untrue, incorrect or incomplete in any material respect.

(b)	Each notice delivered under this Clause, must include:

(i)	reasonable details about the event; and

(ii)	the Pledgor’s proposed course of action.

Delivery of a notice under this Clause does not affect the Pledgor’s obligations to comply with any other term of this Agreement.

7.	WHEN SECURITY BECOMES ENFORCEABLE

This Security may be enforced by the Collateral Agent at any time after an Event of Default has occurred.

8.	ENFORCEMENT OF SECURITY

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8.1	Events of Default

Each of the events set out in this Subclause is an Event of Default.

(a)	The Pledgor does not comply with Clause 6.3(b) (The Pledged Collateral);

(b)	The Pledgor does not comply with any other term of this Agreement unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 14 days of the Collateral Agent giving notice to the Pledgor;

(c)	a representation or warranty made or repeated in this Agreement is untrue or incorrect in any material aspect when made or deemed to be repeated;

(d)	any attachment, execution or levy is made in respect of any material part of the Pledged Collateral; or

(e)	an “Event of Default” (as that term is defined in the Indenture) occurs.

8.2	General

(a)	After this Security has become enforceable, the Collateral Agent may immediately, in its absolute discretion, exercise any right under:

(i)	applicable law; or

(ii)	this Agreement,

to enforce all or any part of the Security in respect of any Pledged Collateral in any manner or order it sees fit.

(b)	This includes:

(i)	any rights and remedies available to the Collateral Agent under applicable law and under the UCC (whether or not the UCC applies to the affected Pledged Collateral and regardless of whether or not the UCC is the law of the jurisdiction where the rights or remedies are asserted) as if those rights and remedies were set forth in this Agreement in full;

(ii)	transferring or assigning to, or registering in the name of, the Collateral Agent or its nominees any of the Pledged Collateral;

(iii)	exercising any voting, consent, management and other rights relating to any Pledged Collateral;

(iv)	performing or complying with any contractual obligation that constitutes part of the Pledged Collateral;

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(v)	receiving, endorsing, negotiating, executing and delivering or collecting upon any check, draft, note, acceptance, instrument, document, contract, agreement, receipt, release, bill of lading, invoice, endorsement, assignment, bill of sale, deed, security, share certificate, stock power, proxy, or instrument of conveyance or transfer constituting or relating to any Pledged Collateral;

(vi)	asserting, instituting, filing, defending, settling, compromising, adjusting, discounting or releasing any suit, action, claim, counterclaim, right of set-off or other right or interest relating to any Pledged Collateral;

(vii)	executing and delivering acquittances, receipts and releases in respect of Pledged Collateral; and

(viii)	exercising any other right or remedy available to the Collateral Agent under the other Finance Documents or any other agreement between the parties.

8.3	Dividend and voting rights

(a)	So long as payment of the Secured Liabilities has not been accelerated (whether automatically or otherwise), the Pledgor will be entitled to exercise all voting and other consensual rights with respect to the Pledged Collateral for any purpose not inconsistent with the terms of the Finance Documents and to receive and retain all dividends and other payments in respect of the Pledged Collateral to the extent permitted by the Finance Documents.

(b)	Upon the acceleration of the payment of the Secured Liabilities (whether automatically or otherwise), all rights of the Pledgor to exercise voting and other consensual rights with respect to the Pledged Collateral and to receive dividends and other payments in respect of the Pledged Collateral will cease, and all these rights will immediately become vested solely in the Collateral Agent or its nominees, and the Pledgor grants the Collateral Agent or its nominees the Pledgor’s irrevocable and unconditional proxy for this purpose. After the acceleration of the payment of the Secured Liabilities (whether automatically or otherwise), any dividends and other payments in respect of the Pledged Collateral received by the Pledgor will be held in trust for the Collateral Agent, and the Pledgor will keep all such amounts separate and apart from all other funds and property so as to be capable of identification as the property of the Collateral Agent and will deliver these amounts at such time as the Collateral Agent may request to the Collateral Agent in the identical form received, properly endorsed or assigned if required to enable the Collateral Agent to complete collection.

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8.4	Collateral Agent’s rights upon default

(a)	The Pledgor irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as the Pledgor’s true and lawful attorney-in-fact, in the Pledgor’s name or in the Collateral Agent’s name or otherwise, and at the Pledgor’s expense, to take any of the actions authorized by this Agreement or permitted under applicable law upon the occurrence and during the continuation of an Event of Default, without notice to or the consent of the Pledgor. This power of attorney is a power coupled with an interest and cannot be revoked. The Pledgor ratifies and confirms all actions taken by the Collateral Agent or its agents under this power of attorney.

(b)	The Pledgor agrees that 10 days notice shall constitute reasonable notice in connection with any sale, transfer or other disposition of Pledged Collateral.

(c)	The Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of Pledged Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of Pledged Collateral.

(d)	The grant to the Collateral Agent under this Agreement of any right, power or remedy does not impose upon the Collateral Agent any duty to exercise that right, power or remedy. The Collateral Agent will have no obligation to take any steps to preserve any claim or other right against any person or with respect to any Pledged Collateral.

(e)	The Pledgor bears the risk of loss, damage, diminution in value, or destruction of the Pledged Collateral.

(f)	The Collateral Agent will have no responsibility for any act or omission of any courier, bailee, broker, bank, investment bank or any other person chosen by it with reasonable care.

(g)	The Collateral Agent makes no express or implied representations or warranties with respect to any Pledged Collateral or other property released to the Pledgor or its successors and assigns.

(h)	The Pledgor agrees that the Collateral Agent will have met its duty of care under applicable law if it holds, maintains and disposes of Pledged Collateral in the same manner that it holds, maintains and disposes of property for its own account.

(i)	Except as set forth in this Clause or as required under applicable law, the Collateral Agent will have no duties or obligations under this Agreement or otherwise with respect to the Pledged Collateral.

(j)	The sale, transfer or other disposition under this Agreement of any right, title, or interest of the Pledgor in any item of Pledged Collateral will:

(i)	operate to divest the Pledgor permanently and all persons claiming under or through the Pledgor of that right, title, or interest, and

(ii)	be a perpetual bar, both at law and in equity, to any claims by the Pledgor or any person claiming under or through the Pledgor with respect to that item of Pledged Collateral.

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8.5	No Marshaling

(a)	The Collateral Agent need not, and the Pledgor irrevocably waives and agrees that it will not invoke or assert any law requiring the Collateral Agent to:

(i)	attempt to satisfy the Secured Liabilities by collecting them from any other person liable for them; or

(ii)	marshal any security or guarantee securing payment or performance of the Secured Liabilities or any particular asset of the Pledgor.

(b)	The Collateral Agent may release, modify or waive any collateral or guarantee provided by any other person to secure any of the Secured Liabilities, without affecting the Collateral Agent’s rights against the Pledgor.

9.	APPLICATION OF PROCEEDS

Any moneys received in connection with the Pledged Collateral by the Collateral Agent after this Security has become enforceable must be applied in the following order of priority:

(a)	first, in or towards payment of or provision for all costs and expenses incurred by the Collateral Agent in connection with the enforcement of this Security;

(b)	second, in or towards payment of, or provision for, the Secured Liabilities; and

(c)	third, in payment of the surplus (if any) to the Pledgor or any other Person entitled to it under applicable law.

This Clause is subject to the payment of any claims having priority over this Security under mandatory provisions of applicable law. This Clause does not prejudice the right of any Noteholder to recover any shortfall from the Pledgor.

10.	EXPENSES AND INDEMNITY

(a)	The Pledgor must pay promptly on demand to the Collateral Agent all costs and expenses incurred by the Collateral Agent, any Noteholder, attorney, manager, delegate, sub-delegate, agent or other Person appointed by the Collateral Agent under this Agreement for the purpose of enforcing its rights under this Agreement. This includes:

(i)	costs of foreclosure and of any transfer, disposition or sale of Pledged Collateral;

(ii)	costs of maintaining or preserving the Pledged Collateral or assembling it or preparing it for transfer, disposition or sale;

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(iii)	costs of obtaining money damages; and

(iv)	fees and expenses of attorneys employed by the Collateral Agent for any purpose related to this Agreement or the Secured Liabilities, including consultation, preparation and negotiation of any amendment or restructuring, drafting documents, sending notices or instituting, prosecuting or defending litigation or arbitration.

(b)	The Pledgor must indemnify and keep indemnified the Collateral Agent, the Noteholders and their respective affiliates, directors, officers, representatives and agents from and against all claims, liabilities, obligations, losses, damages, penalties, judgments, costs and expenses of any kind (including attorney’s fees and expenses) which may be imposed on, incurred by or asserted against any of them by any Person (including any Noteholder) in any way relating to or arising out of:

(i)	this Agreement;

(ii)	the Pledged Collateral;

(iii)	the Collateral Agent’s security interest in the Pledged Collateral;

(iv)	any Event of Default;

(v)	any action taken or omitted by the Collateral Agent under this Agreement or any exercise or enforcement of rights or remedies under this Agreement; or

(vi)	any transfer sale or other disposition of or any realization on Pledged Collateral.

(c)	The Pledgor will not be liable to an indemnified party to the extent any liability results from that indemnified party’s gross negligence or willful misconduct. Payment by an indemnified party will not be a condition precedent to the obligations of the Pledgor under this indemnity.

(d)	This Clause survives the initial issuance of the Notes, the repayment of the Notes, any novation, transfer or assignment of the Notes and the termination of this Agreement.

11.	EVIDENCE AND CALCULATIONS

In the absence of manifest error, the records of the Collateral Agent are conclusive evidence of the existence and the amount of the Secured Liabilities.

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12.	CHANGES TO THE PARTIES

12.1	Pledgor

The Pledgor may not assign, delegate or transfer any of its rights or obligations under this Agreement without the consent of the Collateral Agent, and any purported assignment, delegation or transfer in violation of this provision shall be void and of no effect.

12.2	Collateral Agent

The Collateral Agent may assign or transfer its rights and obligations under this Agreement in the manner permitted under the Indenture.

12.3	Successors and assigns

This Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the Pledgor and the Collateral Agent.

13.	MISCELLANEOUS

13.1	Amendments and waivers

Any term of this Agreement may be amended or waived only by the written agreement of the Pledgor and the Collateral Agent.

13.2	Waivers and remedies cumulative

(a)	The rights and remedies of the Collateral Agent under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under applicable law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising, or non-exercise, of any right or remedy under this Agreement is not a waiver of that right or remedy.

13.3	Counterparts

This Agreement may be executed in counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	SEVERABILITY

If any term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

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(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Agreement.

15.	RELEASE

At the end of the Security Period, the Collateral Agent must, at the request and cost of the Pledgor, take whatever action is necessary to release the Pledged Collateral from this Security.

16.	NOTICES

16.1	Notices

Any communication in connection with this Agreement must be given in writing and, unless otherwise stated, must be given in person or by fax.

16.2	Contact Details

(a)	The contact details of the Pledgor for this purpose are:
Address:	100 S.E. Second Street, 32nd Floor
Miami, FL 33131
Fax:	(305) 579-8016
Attention:	Marc N. Bell

(b)	The contact details of the Collateral Agent for this purpose are:
Address:	U.S. Bank National Association
Global Corporate Trust Services
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292
Fax:	(651) 466-7430
Attention:	Joshua A. Hahn

(c)	Either party may change its contact details by giving five Business Days’ notice to the other party.

(d)	Where a party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

16.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

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(i)	if delivered in person, at the time of delivery;

(ii)	if by fax, when sent with confirmation of transmission.

(b)	A communication given under this Clause but received on a non-working day or after business hours on a working day in the place of receipt will only be deemed to be given on the next working day in that place.

17.	GOVERNING LAW

This Agreement, the relationship between the Pledgor, the Collateral Agent and the Noteholders and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship shall be governed by and construed in accordance with law of the State of New York including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction. If the law of a jurisdiction other than New York is, under section 1-105(2) of the UCC, mandatorily applicable to the perfection, priority or enforcement of any security interest granted under this Agreement in respect of any part of the Pledged Collateral, that other law shall apply solely to the matters of perfection, priority or enforcement to which it is mandatorily applicable.

18.	ENFORCEMENT

18.1	Jurisdiction

(a)	Each of the Parties agrees that any New York State court or Federal court sitting in the City and County of New York has jurisdiction to settle any disputes and any judgment, order or award in connection with this Agreement and accordingly submits to the jurisdiction of those courts.

(b)	Each of the Parties:

(i)	waives objection to the New York State and Federal courts on grounds of personal jurisdiction, inconvenient forum or otherwise as regards proceedings in connection with this Agreement; and

(ii)	agrees that a judgment or order of a New York State or Federal court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(c)	Nothing in this Clause limits the right of the Collateral Agent or any Noteholder to bring proceedings against the Pledgor in connection with this Agreement:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction.

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18.2	Service of process

(a)	The Pledgor irrevocably appoints The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement;

(b)	The Pledgor agrees to maintain an agent for service of process in the State of New York until the end of the Security Period.

(c)	The Pledgor agrees that failure by a process agent to notify the Pledgor of the process will not invalidate the proceedings concerned.

(d)	The Pledgor consents to the service of process relating to any proceedings by a notice given in accordance with Clause 16 (Notices).

(e)	If the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Pledgor must immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and, if the Pledgor does not appoint a process agent within 15 days, the Pledgor authorizes the Collateral Agent to appoint a process agent for the Pledgor.

18.3	Complete agreement

This Agreement and the other Finance Documents contain the complete agreement between the parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

18.4	Waiver of Jury Trial

THE PLEDGOR AND THE COLLATERAL AGENT (FOR ITSELF AND ON BEHALF OF THE NOTEHOLDERS) WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

The undersigned, intending to be legally bound, have executed and delivered this Agreement on the date stated at the beginning of this Agreement.

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SCHEDULE 1

PLEDGED EQUITY INTERESTS

Name	Certificate No.	No. of Shares/ % of Membership Interests
LIGGETT GROUP LLC	1	100% of membership interests

VECTOR TOBACCO INC.	1	100 shares

SIGNATORIES

IN WITNESS WHEREOF, the Pledgor has cause this Pledge Agreement to be executed and delivered by its duly authorized officer as of the day and year first above written.

Pledgor

VGR HOLDING LLC

By:	/s/ J. Bryant Kirkland III

Name:	J. Bryant Kirkland III

Title:	Vice President, Treasurer and Chief Financial Officer

(Signature Page to Pledge Agreement)

Collateral Agent

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Joshua A. Hahn

Name:	Joshua A. Hahn

Title:	Assistant Vice President

(Signature Page to Pledge Agreement)